Exhibit 10.2
DIGITAL ANGEL CORPORATION

STOCK OPTION AGREEMENT

OPTIONEE:	L. Michael Haller
GRANT DATE:	August 27, 2012
NUMBER OF OPTION SHARES:	10,000,000 (ten million)
EXERCISE PRICE PER SHARE:	$0.05 (five cents) per Share
EXPIRATION DATE:	August 26, 2022

THIS AGREEMENT (this “Agreement”) is made as of the Grant Date set forth above by and between Digital Angel Corporation, a Delaware corporation (the “Company”), and the Optionee named above, who is either an employee, consultant, independent contractor or other service provider of the Company or an Affiliate of the Company (the “Optionee”).  Where not defined or clarified herein, capitalized terms and context for interpretation of such terms are as defined or set forth in the employment agreement between Optionee and the Company dated August 23, 2012 (the “Haller Employment Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the parties hereby agree as follows:

1.           Grant of Option.  The Company hereby grants to the Optionee the right and option (the “Option”) to purchase all or any part of the aggregate number of shares of common stock, $.01 par value per share, of the Company (“Common Stock”) set forth above (the “Option Shares”) (such number being subject to adjustment as provided in Section 9 hereof) on the terms and subject to the conditions set forth in this Agreement.  This Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.           Purchase Price.  The per share purchase price of the Option Shares shall be the Exercise Price Per Share set forth above (such Exercise Price Per Share being subject to adjustment as provided in Section 9 hereof).

3.           Term and Exercise of Option.

(a)           The term of this Option shall commence on the Grant Date set forth above and shall continue until the Expiration Date set forth above, unless earlier terminated as provided herein.

(b)           Subject to the earlier termination of this Option pursuant to its terms, this Option shall vest and become exercisable according to the vesting schedule and conditions set forth in Section 4 herein.

(c)           To exercise this Option, the Optionee shall give written notice to the Company, to the attention of its Chief Financial Officer or other designated agent, in substantially the form attached hereto as Exhibit A, and the Optionee shall deliver payment in full and all related taxes for the Option Shares with respect to which this Option is then being exercised, as provided in Section 7(a) below.

(d)           Neither the Optionee nor the Optionee’s legal representatives, as the case may be, will be, or will be deemed to be, a holder of any Option Shares for any purpose unless and until and to the extent this Option has been exercised.

4.           Vesting of Option.

The Option Shares granted pursuant to this Option will vest in tranches upon successful attainment of certain performance targets described below.

Vesting schedule and incentive targets (“Incentive Targets”) applicable to the Option Shares are as follows, all references being to the Company’s results and financial performance:

•	A) Tranche 1: 2,000,000 Option Shares shall be vested in full upon issuance.

•	B) Tranche 2: 2,000,000 Option Shares shall be vested upon the achievement of all the following targets:

(1)  Either:

☐	the gross revenue attributable to published games is at least one million dollars ($1,000,000) or

☐
the gross revenue attributable to other deals including, without limitation, licensing, joint ventures, partnerships, or mergers and acquisitions brought to Company by Optionee is at least two million dollars ($2,000,000);

and

(2) Either: (subject to *Note below):

☐	The aggregate positive net cash flow, excluding income taxes, for Company as a whole from September 1, 2012 is at least $250,000; or

☐	If the preceding has been at least 50% achieved (i.e., net cash flow of at least $125,000) and the Company share price closes at or above $0.25 for at least 10 consecutive trading days.

•	C) Tranche 3: 2,000,000 Stock Options shall be vested upon the achievement of all the following targets:

(1)	Either:

☐	the gross revenue attributable to published games is at least two million dollars ($2,000,000) or

☐
the gross revenue attributable to other deals including, without limitation, licensing, joint ventures, partnerships, or mergers and acquisitions brought to Company by Optionee is at least four million dollars ($4,000,000);

and

(2)	Either: (subject to *Note below):

☐	The aggregate positive net cash flow, excluding income taxes, for Company as a whole from September 1, 2012 is at least $700,000; or

☐	If the preceding has been at least 50% achieved (i.e., net cash flow of at least $350,000) and the Company share price closes at or above $0.50 for at least 10 consecutive trading days.

•	D) Tranche 4: 2,000,000 Stock Options shall be vested upon the achievement of all the following targets:

(1)	Either:

☐	the gross revenue attributable to published games is at least three million dollars ($3,000,000) or

☐
the gross revenue attributable to other deals including, without limitation, licensing, joint ventures, partnerships, or mergers and acquisitions brought to Company by Optionee is at least six million dollars ($6,000,000);

and

(2)	Either: (subject to *Note below):

☐	The aggregate positive net cash flow, excluding income taxes, for Company as a whole from September 1, 2012 is at least $1,100,000; or

☐	If the preceding has been at least 50% achieved (i.e., net cash flow of at least $550,000) and the Company share price closes at or above $0.75 for at least 10 consecutive trading days.

•	E) Tranche 5: 2,000,000 Stock Options shall be vested upon the achievement of all the following targets:

(1)	Either:

☐	the gross revenue attributable to published games is at least four million dollars ($4,000,000) or

☐
the gross revenue attributable to other deals including, without limitation, licensing, joint ventures, partnerships, or mergers and acquisitions brought to Company by Optionee is at least eight million dollars ($8,000,000);

and

(2)	Either: (subject to *Note below):

☐	The aggregate positive net cash flow, excluding income taxes, for Company as a whole from September 1, 2012 is at least $1,600,000; or

☐	If the preceding has been at least 50% achieved (i.e., net cash flow of at least $800,000) and the Company share price closes at or above $1.00 for at least 10 consecutive trading days.

*Note:  The consolidated aggregate positive net cash flow targets described in sub-paragraphs B) through E) above (referencing Tranches 2-5) are based upon certain projections and assumptions as of the Effective Date of the Haller Employment Agreement.  The Company assumes the risk resulting from any negative change in such projections and assumptions regarding the cash flows of Signature operations and regarding any reduction in the estimated receipt of funds from the AllFlex escrow.  If any such negative change occurs, the parties agree that such change will cause a pro rata adjustment of the consolidated aggregate positive net cash flow targets set forth above.

Determination that targets have been achieved and that the tranches of Stock Options described in sub-paragraphs (B) through (E) above have therefore vested shall be based upon the Company’s results as reflected in its quarterly and annual financial reports prepared and published on Form 10-Q and Form 10-K.  Each vesting shall be confirmed by decision of the Company’s Board of Directors or, if delegated to the Compensation Committee, by such Compensation Committee, upon majority vote of the non-interested directors.

5.           Registration of Shares.  In the event that any Stock Options are exercised prior to the registration of the shares underlying such Stock Options, the shares to be issued upon exercise shall bear a restrictive legend until such time as the applicable S-8 has been filed and the shares registered with the SEC.

6.           Change of Control.  In the event of a Change in Control, all unvested Stock Options shall immediately accelerate and become vested.  For purposes of this Agreement, “Change in Control” means any bona fide, third-party change of control as follows:  (a) any person or entity (or persons or entities acting as a group) other than one of its Affiliates acquires stock of the Company that, together with stock then held by such person, entity, or group, results in such person, entity, or group holding more than fifty percent (>50%) of the total combined voting power of all classes of the then issued and outstanding securities of the Company; or (b) the sale of all or substantially all of the properties and assets of the employer to any person or entity that is not a subsidiary, parent, or Affiliate of the Company.  Notwithstanding the foregoing, the sale of Signature Communications (division or subsidiary as the case may be) or the wind-down of Signature Industries Ltd. is specifically excluded from the definition of Change of Control; similarly the granting, vesting, or exercise of stock options under this Agreement will not trigger any Change of Control rights.

7.           Limitations on Exercise of Option.

(a)           The exercise of this Option will be contingent upon receipt of the full Exercise Price of such Option Shares together with all Tax Payments (described in Section 8 below).  Payment of the Exercise Price and Tax Payments shall be made in cash or by a certified or cashier’s check.  No Option Shares will be issued until full payment therefor has been made and the Optionee has executed any and all agreements that the Company may reasonably require the Optionee to execute.

(b)           The issuance of Option Shares upon the exercise of this Option shall be subject to all applicable laws, rules, and regulations.  If, in the opinion of the Board of Directors of the Company or a Committee of the Board of Directors, (i) the listing, registration or qualification of the Option Shares upon any securities exchange or under any state or federal law, (ii) the consent or approval of any regulatory body, or (iii) an agreement of the Optionee with respect to the disposition of the Option Shares, is necessary or desirable as a condition to the issuance or sale of the Option Shares, this Option shall not be exercised and/or the Option Shares shall not be sold unless and until such listing, registration, qualification, consent, approval or agreement is effected or obtained in form satisfactory to the Board of Directors or the Committee.

8.           Tax Consequences and Tax Payments.  The Optionee is responsible to pay any and all federal, state or local taxes which are due or will become due by reason of the granting, vesting, or exercise of any of the Option Shares.  The Optionee understands and agrees that Optionee shall be required, as a condition of exercise, to submit payment to the Company of any and all federal, state or local taxes required to be withheld or paid by the Company at the time of exercise of any Option Shares (“Tax Payments”).  The Optionee acknowledges and represents to the Company that the Optionee has obtained advice with respect to the tax and other financial consequences of the grant and exercise of the Option Shares including, without limitation, advice with respect to the election that the Optionee may make under Section 83(b) of the Code.

9.           Nontransferability of Option.  This Option shall not be transferable by the Optionee other than by will or the laws of descent and distribution, and during the lifetime of the Optionee, this Option shall be exercisable only by the Optionee.

10.           No Right to Continued Employment or Engagement of Services.  This Option will not confer upon the Optionee, if applicable, any right with respect to continuance of employment or continuance of engagement of services by the Company or an Affiliate of the Company, nor will it interfere in any way with the Company’s right or the Affiliate’s right to terminate the Optionee’s employment or engagement at any time.

11.           Termination of Employment.  Unvested Stock Options shall become fully vested and exercisable on a pro-rata basis to the extent that Optionee has achieved some or all of the applicable incentive targets as outlined for each unvested Tranche upon any termination of employment as set forth in Sections 4.3(b) and (c) of the Haller Employment Agreement which occurs at least six months after the Effective Date of the Haller Employment Agreement, and shall remain exercisable for a period of 60 (sixty) days following any such termination (subject to earlier expiration of the original option term).  Upon any termination of employment described in Section 4.3(a) of the Haller Employment Agreement, and upon any termination of employment within six months following the Effective Date, all unvested options shall terminate immediately.

12.           Adjustments. In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend, stock split, reverse stock split, reclassification, combination, exchange of shares, or other similar recapitalization of the Company, there shall be an appropriate and proportionate adjustment to the number of Option Shares and the per share Exercise Price Per Share hereunder so that the Optionee then shall receive for the aggregate Exercise Price paid by the Optionee upon exercise of this Option the number of shares the Optionee would have received if this Option had been exercised before such recapitalization event occurred.  No adjustment shall be made under this Section 9 upon the issuance by the Company of any warrants, rights, or options to acquire additional Common Stock or of securities convertible into Common Stock unless such warrants, rights, options or convertible securities are issued to all of the Company’s shareholders on a proportionate basis.

13.           Effect of Certain Transactions.  Notwithstanding any provision in this Option to the contrary, immediately before the effective time of any of merger, exchange or other reorganization of the Company, the Option shall be automatically converted into an Option to acquire the kind and amount of shares of stock or other securities or property that the Optionee would have owned or have been entitled to receive immediately after the occurrence of the event, had the Option been exercised in full immediately before the effective time of such event; provided, however, that the Expiration Date of the Option shall remain unchanged, and, in any such case, appropriate adjustment shall be made in the application of the provisions of this Option with respect to the rights and interests thereafter of the Optionee, to the end that the provisions set forth in this Option shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on the exercise of this Option.

14.           Amendment.  This Option may only be amended by written agreement between Optionee and the Company.

15.           Governing Law.  The validity, construction, interpretation, administration and effect of this Option will be governed by and construed exclusively in accordance with the laws of the State of Delaware, notwithstanding the conflicts of laws principles of any jurisdictions.  All parties agree to submit to the jurisdiction of the state and federal courts of Delaware and agree not to raise or assert the defense that such forum is not convenient for such party.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its corporate name by its duly authorized officer as of the Grant Date set forth above.

COMPANY:
Digital Angel Corporation

By:	/s/ Daniel Penni
Daniel Penni
Its: Chairman of the Board of Directors

OPTIONEE:

/s/ L. Michael Haller
L. Michael Haller